EXHIBIT 10.1
                                                                    ------------

                              SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (hereinafter "Agreement") is made and entered into by and between A. Alexander Taylor, II ("Mr. Taylor") and Chattem, Inc. ("Chattem") in order to reach an amicable termination of their employment relationship, promote harmonious relations in the future and facilitate the transition of management responsibilities.

     1. TERMINATION. Mr. Taylor agrees that the Employment Agreement dated as of August 1, 2000 between Mr. Taylor and Chattem ("Employment Agreement"), his employment with Chattem, his position as an officer of Chattem and all subsidiaries and his membership on the Board of Directors of Chattem and all subsidiaries will terminate by his resignation effective September 1, 2005 (the "Termination Date"). Thereafter, except as otherwise provided herein, no future compensation, allowances, or benefits will accrue in his favor.

     2. SEPARATION PAY. In full satisfaction of its obligations under Section 11 of the Employment Agreement, Chattem will pay Mr. Taylor, as separation pay ("Separation Pay"), the gross amount of Three Hundred Thirty-Five Thousand Four Hundred Sixteen ($335,416) Dollars on March 1, 2006, the gross amount of One Hundred Seventy-Two Thousand Five Hundred ($172,500) Dollars on March 1, 2006 and the gross amount of Three Hundred Forty-Five Thousand ($345,000) Dollars, payable in monthly installments of Twenty-Eight Thousand Seven Hundred Fifty ($28,750) Dollars beginning on April 1, 2006 and continuing on the same date of the immediately succeeding eleven (11) months, less an appropriate withholding for income, payroll and employment taxes. The Separation Pay outlined above will be in addition to Mr. Taylor's regular salary, fringe benefits and unpaid earned and accrued vacation pay through August 31, 2005. Mr. Taylor specifically acknowledges that the Separation Pay and other consideration specified in this Agreement, supplant any bonus, commissions, or other pay to which he might otherwise be entitled.

     3. BONUS PARTICIPATION. In further consideration for this Agreement, Mr. Taylor shall participate in the Chattem Corporate Bonus Plan through November 30, 2005 at the applicable bonus level based on the same personal and corporate performance levels. Any bonus payable to Mr. Taylor under this provision will be paid to him on March 1, 2006. Mr. Taylor acknowledges that he will not be eligible for any other bonus from Chattem under any other program, plan or policy.

     4. STOCK OPTIONS. Under the 2003 and 2005 Chattem, Inc. Stock Incentive Plans, Mr. Taylor has been awarded and there are currently outstanding options to acquire 250,000 shares of common stock of Chattem. The currently outstanding options, together with the exercise price and vesting schedule, are described in Appendix 1 attached hereto. Chattem agrees that the vested stock options granted to Mr. Taylor will be exercisable in accordance with their terms at any time on or prior to October 20, 2005. After October 20, 2005, all such vested and unexercised options shall expire and terminate. The remaining outstanding 172,500 stock options granted to Mr. Taylor that are not vested as of the date of this Agreement shall expire and terminate on the date of this Agreement.

     5. RESTRICTED STOCK. Mr. Taylor has been awarded 63,250 shares of restricted stock as to which shares the restrictions have not lapsed. The currently outstanding shares of restricted stock as to which restrictions have not lapsed are described on Appendix 2 attached hereto. 19,500 shares of restricted stock as to which restrictions have not lapsed as of the date of the Agreement shall immediately be forfeited and cancelled (the Forfeited Shares") and Mr. Taylor shall tender to Chattem for cancellation certificates representing such Forfeited Shares. In further consideration for this Agreement, the Company hereby agrees that Mr. Taylor shall retain and continue to hold without restrictions 43,750 shares of restricted stock (the "Retained Shares"). Mr. Taylor shall tender to Chattem certificates representing the Retained Shares in order for Chattem to cause the restrictive legends on such certificates to be removed and then redelivered to Mr. Taylor.

     6. SEPARATION BENEFITS. Except as otherwise provided in this paragraph 6, Mr. Taylor agrees that all of his employee benefits, including, without limitation, his Chattem group medical and dental insurance coverages, will cease as of the Termination Date. Mr. Taylor and his dependents will be entitled to continue certain benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the expiration of his group medical and dental insurance coverage on the Termination Date. For an 18 month period beginning on the Termination Date, Chattem will pay the premiums for such coverage under COBRA from September 1, 2005 through February 28, 2007, or until Mr. Taylor is employed by some other employer which provides substantially similar benefits, whichever event occurs sooner. Chattem will furnish the appropriate COBRA forms to Mr. Taylor to elect this coverage. If this obligation has not earlier terminated as provided above, beginning on March 1, 2007 and continuing monthly thereafter through August 2008, or until Mr. Taylor is employed by some other employer which provides substantially similar benefits, Chattem will also pay to Mr. Taylor the cost of his medical and dental insurance coverage (not to exceed $12,000 per year). Chattem will continue to provide Mr. Taylor with life insurance benefits at substantially the same level currently provided to Mr. Taylor until August 31, 2008.

     7. RETIREMENT PLANS. As of the date of this Agreement, Mr. Taylor may be participating in various Chattem Retirement Plans, including a 401(k) account ("Retirement Plans"). For purposes of the Retirement Plans, the Termination Date shall be Mr. Taylor's severance from employment date.

     8. MUTUAL NON-DISPARAGEMENT. In the event that an authorized representative of Chattem (for purposes of this paragraph "authorized representative" means an officer of Chattem or any member of Chattem's Human Resources Department) is contacted by any person or entity concerning Mr. Taylor's employment by Chattem, such representative of Chattem will refer such inquiry to Chattem's Chairman or Director of Human Resources who will provide a positive reference, divulging only information such as Mr. Taylor's dates of employment, positions held, his rate of pay and the reason for his resignation and such other information that is not inconsistent with a positive reference. Such representative will not make any disparaging, negative or unfavorable verbal or written statements of any nature whatsoever about Mr. Taylor. Chattem will take all reasonable steps to refer all inquiries from outside parties requesting an employment reference concerning Mr. Taylor's employment with Chattem to the Director of Human Resources or the Chairman. Similarly, Mr. Taylor agrees that he will not make any disparaging, negative, or unfavorable verbal or written statements of any nature whatsoever about Chattem, its management, operations, future prospects, products, services, directors, officers, employees or agents. Chattem and Mr. Taylor mutually agree that the reason given for the termination of Mr. Taylor's employment is that he resigned in order to pursue other opportunities.

     9. TAYLOR'S SERVICES. Mr. Taylor agrees that for a period of eighteen (18) months from his Termination Date (the "Effective Period"), he will respond fully, promptly and truthfully to all requests for information from Chattem, its attorneys or accountants concerning any matters in which he was involved during his employment with Chattem, including, without limitation, relationships with shareholders, analysts, bondholders, banks, investment banks, suppliers, customers and contacts; the location of files, products, customers, contact information, supplier and supplier information; and the status of pending matters. In addition, during the Effective Period Mr. Taylor agrees that he will not take any action to interfere with the relationships between Chattem or any subsidiary or affiliate of Chattem, and their respective shareholders, analysts, bondholders, banks, investment banks, suppliers, customers, distributors, clients and business partners. During the Effective Period, he further agrees that he will not induce or attempt to induce any shareholder, analyst, bondholder, bank, investment bank, customer, supplier, distributor, client, business partner, or other business relation of Chattem or any subsidiary or affiliate of Chattem to withdraw, curtail or cease doing business with Chattem or any subsidiary or affiliate of Chattem, as applicable. Further, during the Effective Period Mr. Taylor agrees that upon request from Chattem he will cooperate fully with Chattem in transitioning existing relationships with shareholders, analysts, bondholders, banks, investment banks, suppliers, as well as potential relationships with any of the foregoing, to his successor at Chattem. Mr. Taylor acknowledges and agrees that these services will be provided by him to Chattem for the Separation Pay and other consideration provided in this Agreement, and that no additional compensation will be paid to him for these services. Mr. Taylor further acknowledges that this provision is of the essence of this Agreement, and that Chattem would suffer irreparable harm in the event of any breach of this provision.

     10. GENERAL RELEASE. In exchange for the valuable consideration set forth herein, Mr. Taylor agrees to release Chattem and each of its officers, directors, employees, agents, attorneys, subsidiaries and affiliates from any and all charges, complaints, claims, liabilities, obligations, actions, causes of action, suits, demands, costs, losses, damages and expenses, of any nature whatsoever, known or unknown, including, but in no way limited to, any claims under Title VII of the Civil Rights Act of 1964 (Title VII); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act of 1974, as amended (ERISA); 42 U.S.C. ss.1981; the Occupational Safety and Health Act, 29 U.S.C. ss.651 ET SEQ. (OSHA); the Family and Medical Leave Act, 29 U.S.C. ss.2601 ET SEQ. (FMLA); the federal False Claims Act; the Tennessee Human Rights Act; the Tennessee Public Protection Act; any claim based on express or implied contract; any claims of promissory estoppel; any action arising in tort, including, but in no way limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any claim for wrongful discharge, any constitutional claims, or any claim under all laws relating to the violation of public policy, retaliation or compensation; any claims arising under employment or disability discrimination or whistleblower laws; or any claims under other applicable federal, state or local law, regulation, ordinance or order, at common law or otherwise arising out of their employment relationship or the termination of their employment relationship, which Mr. Taylor now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against them. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law. Except as specifically provided in this Agreement, Mr. Taylor hereby acknowledges that he has received from Chattem all wages and compensation which he is owed by Chattem or to which he is entitled by law as of his last pay period. Mr. Taylor hereby acknowledges that Chattem has in no way interfered with his right to take any leave to which he may have been entitled by law or under Chattem's policies. Mr. Taylor further acknowledges that Chattem has allowed him to take any such leave for which he was eligible and which he requested. Mr. Taylor further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date.

     11. NON-COMPETE. During the Effective Period, Mr. Taylor covenants and agrees that he will not directly or indirectly, accept compensation or anything of value from, nor offer or provide any services, including consulting services, to any person, company, partnership, joint venture or other entity in a capacity involving, in whole or in part, health and beauty aid products sold over-the-counter which are competitive with the products of Chattem existing or announced to the trade on the date hereof with annual sales for Chattem's most recently completed fiscal year in excess of $10 million, which the parties agree and stipulate are topical analgesics, medicated skin care products, weight loss products, medicated dandruff shampoos and conditioners and sunscreen products. This provision applies only to persons or entities selling the above specified products in competition with Chattem in the United States or in any country in which Chattem has sold or distributed products during the past two years. Moreover, during the Effective Period, Mr. Taylor covenants and agrees that he will not directly or indirectly hire, attempt to solicit with respect to hiring for or on behalf of any person or entity other than Chattem any present (or then current) employee of Chattem.

     12. STANDSTILL. During the Effective Period, Mr. Taylor shall not, directly or indirectly, and Mr. Taylor shall cause any affiliate of his not to: (i) except pursuant to currently held stock options described on Appendix 1, acquire, or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of Chattem (or direct or indirect rights or options to acquire any securities of Chattem), except by way of stock dividends or other distributions made on a pro rata basis with respect to securities of Chattem acquired by Mr. Taylor prior to the date of this Agreement; (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to securities of Chattem with regard to any matter; (iii) seek to control or influence the management, Board of Directors or policies of Chattem, or seek to advise, encourage or influence any person with respect to the voting of any securities of Chattem, or induce, attempt to induce or in any manner assist any other person in initiating any shareholder proposal or a tender or exchange offer for securities of Chattem or any change of control of Chattem, or for the purpose of convening a shareholders' meeting of Chattem;
(iv) make any public announcement or make any written or oral proposal or invitation to discuss any possibility, intention, plan or arrangement, relating to a tender or exchange offer for securities of Chattem or a business combination (or other similar transaction which would result in a change of control), sale of assets, liquidation or other extraordinary corporate transaction between Mr. Taylor or any of his affiliates and Chattem or take any action which might require Chattem to make a public announcement regarding any of the foregoing; or (v) form, join or in any way participate in a partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of securities of Chattem or taking any other actions restricted or prohibited under clauses (i) through (iv) of this paragraph 12, or announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (iv) of this paragraph 12. Notwithstanding the foregoing, the parties agree that Mr. Taylor's ownership of less than a two percent (2%) interest in a mutual fund registered under the Investment Company Act of 1940, as amended, shall not be a violation of clauses (i) through (iv) of this paragraph 12. In accordance with Chattem's insider trading policy, Mr. Taylor will abstain from any transactions in the stock of Chattem until after its September 2005 earnings release for its third quarter of fiscal 2005.

     13. CONFIDENTIALITY OF AGREEMENT. In further consideration for the foregoing, Mr. Taylor agrees that he will keep the facts and circumstances relating to his termination of employment completely confidential, and that he will not hereafter disclose any information concerning this Agreement to any person or entity other than his attorneys, his tax advisors and his spouse, except as required by law. It is acknowledged that Chattem will be obligated to disclose the contents of this Agreement under applicable securities laws, NASDAQ rules and certain contractual relationships or as otherwise required by law; issue a press release and deal with the media in connection with the announcement of this Agreement; and respond to inquiries from shareholders, analysts and other appropriate parties. However, Chattem will not make any statements relating to Mr. Taylor's termination of employment that violate the mutual non-disparagement provisions of paragraph 8 of this Agreement.

     14. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. As further consideration for the benefits conferred upon Mr. Taylor by this Agreement, Mr. Taylor agrees that he will not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of Chattem that Mr. Taylor has acquired or become acquainted with during his employment by Chattem, whether developed by himself or by others concerning any products, financial information, techniques, data, ideas, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Chattem; any customer information, marketing information, business plans, merchandising information, pricing information, strategies, or supplier lists of Chattem; any confidential or secret development or research work of Chattem; any other confidential information or secret aspects of the business of Chattem; or any information relating to personal matters, stock ownership, contracts, investments, legal matters or business affairs of Chattem which are of a proprietary or confidential nature, or maintained as information not generally disclosed to the public, whether communicated orally or in writing (collectively, the "Confidential Information"). The parties agree that Confidential Information shall not include information that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement by Mr. Taylor. Mr. Taylor acknowledges that Confidential Information constitutes a unique and valuable asset of Chattem and represents a substantial investment of time and expense by Chattem, and that any disclosure or other use of such Confidential Information other than for the sole benefit of Chattem would be wrongful and would cause irreparable harm to Chattem. Mr. Taylor will refrain from any acts or omissions that would reduce the value of such Confidential Information to Chattem. Mr. Taylor further acknowledges that this provision is of the essence of this Agreement, and that Chattem would suffer irreparable harm in the event of any breach of this provision.

     15. SURRENDER OF MATERIALS UPON TERMINATION. Mr. Taylor hereby agrees that, within fifteen (15) days after the Termination Date, he will surrender to Chattem all personal notes, drawings, manuals, documents, photographs, computer programs, disks or the like, including all copies thereof, relating to any Confidential Information, as well as all Chattem property, including, without limitation, credit cards, computer hardware, computer software, cell phones, pagers, office and plant keys or cards, and office supplies. Chattem will assist Mr. Taylor in converting his cell phone number to his personal use and will provide assistance in establishing Blackberry service for his personal use.

     16. LITIGATION. For a period of three (3) years from the date of this Agreement, Mr. Taylor agrees that it is an essential term and condition of this Agreement that he cooperate with Chattem and its counsel in any claims and/or lawsuits involving Chattem of which he may have particular knowledge or in which he may be a witness. Such cooperation includes meeting with Chattem representatives and counsel to disclose such facts as Mr. Taylor may know; preparing with Chattem counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Chattem and to Chattem's counsel in the defense or prosecution of litigation as may, in the judgment of Chattem's counsel, be necessary. Chattem agrees to reimburse Mr. Taylor for reasonable and necessary expenses incurred by Mr. Taylor in the course of complying with this obligation of cooperation.

     17. OPPORTUNITY TO REVIEW. Mr. Taylor represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Mr. Taylor further acknowledges and confirms that the only consideration for his signing this Agreement are the terms and conditions stated in writing in this Agreement, and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.

     18. REMEDIES. Mr. Taylor agrees that the covenants set forth in paragraphs 8 through 16 of this Agreement are of the essence of this Agreement; each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Chattem; and irreparable loss and damage will be suffered by Chattem should Mr. Taylor breach any of such covenants. Further, Mr. Taylor expressly recognizes that any breach of the provisions of this Agreement is likely to result in irreparable injury to Chattem and that monetary damages may not adequately compensate Chattem for such breach. Therefore, Mr. Taylor agrees that Chattem shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to seek to enforce the specific performance of this Agreement by Mr. Taylor and to seek to enjoin Mr. Taylor from activities in violation of this Agreement. Further, Mr. Taylor agrees that any breach of the provisions of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

     19. ATTORNEY FEES AND OTHER COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees as well as court costs and all expenses not taxable as court costs. This remedy shall include, without limitation, all such fees, costs and expenses incident to appeals. Chattem will pay the reasonable attorneys and accountants fees incurred by Mr. Taylor in connection with the negotiation of the terms of this Agreement in an amount not to exceed $20,000.

     20. SEVERABILITY. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

     21. NON-ADMISSION. This Agreement will not in any way be construed as an admission by Chattem of any acts of discrimination or misconduct whatsoever against Mr. Taylor or any other person, and Chattem specifically disclaims any liability to or discrimination against Mr. Taylor or any other person, on the part of itself, its employees or its agents.

     22. GOVERNING LAW. This Agreement is made and entered into in the State of Tennessee, and will in all respects be interpreted, enforced and governed under the laws of that State. The parties hereto hereby consent to the exclusive jurisdiction of any applicable state or federal court of general jurisdiction located in Hamilton County, Tennessee, and each party irrevocably submits to the jurisdiction of such courts and waives any objection he or it may have to either the jurisdiction or venue of such court.

     23. BINDING EFFECT. All covenants, representations, and agreements made by or on behalf of Mr. Taylor and Chattem contained in the Agreement will be binding upon the parties and their respective spouses, successors, representatives, assigns, heirs and estates.

     24. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

     25. ARBITRATION. Mr. Taylor expressly waives any right to a jury trial or to go to court concerning any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement. Except for injunctive or other equitable relief that either party may seek to enforce the terms of this Agreement, any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement shall be resolved by binding, confidential arbitration governed by the Arbitration Rules established by the American Arbitration Association. The arbitration shall be conducted in Hamilton County, Tennessee. The arbitrator shall have full authority to enforce the Agreement, including injunctive or other equitable relief.

     26. OPTION TO ACCELERATE DEFERRED COMPENSATION. With respect to (i) the $335,416 which otherwise would have been payable to Mr. Taylor under his Employment Agreement on the date of his termination without cause, (ii) $172,500 which otherwise would have been payable to Mr. Taylor under his Employment Agreement on a monthly basis in the amount of $28,750 per month beginning on the month following such termination and (iii) the bonus which otherwise would have been payable to Mr. Taylor in January 2006 (collectively, the "Deferred Compensation") the parties agree that such Deferred Compensation is being deferred until March 1, 2006, in order to comply with Section 409A of the Internal Revenue Code and avoid the potential application of the excise tax to the distribution of such compensation prior to such time. Chattem agrees that notwithstanding the anticipated deferral as outlined above, it will accelerate the distribution of the Deferred Compensation to the payment schedule that otherwise would have been observed under Mr. Taylor's Employment Agreement if, in the opinion of legal counsel chosen by Mr. Taylor, future pronouncements from the U.S. Congress, the U.S. Treasury or the Internal Revenue Service clarify that payments of such amounts prior to March 1, 2006 will not violate any provisions of Section 409A of the Internal Revenue Code.



PLEASE READ THE FOLLOWING CAREFULLY: IT CONTAINS A FINAL RELEASE AND/OR WAIVER OF RIGHTS THAT YOU MAY HAVE.

     I have had the opportunity to consider this Agreement and sign it freely and voluntarily. I understand that this is a full and final release of any and all claims I might have or have had against Chattem. I have had the opportunity and have consulted with the law firm of Waller Lansden Dortch & Davis and have carefully read this Agreement and Release and know and understand the contents.

     The undersigned have executed this Agreement on the dates reflected by their signatures.


                                            Chattem, Inc.


/s/ A. Alexander Taylor, II                 By: /s/ Zan Guerry
-----------------------------------             ----------------------------
A. Alexander Taylor, II                         Zan Guerry, Chairman and Chief
                                                Executive Officer

Date: 8/23/05                               Date: 8/24/05
      -----------                                 -----------

                                   APPENDIX 1
                                   ----------

                                  Stock Options
                                  -------------

---------   -------------   -------   --------   -------   ---------   --------
                            Options   Exercise   Options    Options    Options
Plan Year   Date of Grant   Granted    Price      Vested   Exercised   Unvested
---------   -------------   -------   --------   -------   ---------   --------

  2003        05/29/2003    125,000   $14.500     62,500       0        62,500
---------   -------------   -------   --------   -------   ---------   --------

  2003        04/27/2004    60,000     $28.39     15,000       0        45,000
---------   -------------   -------   --------   -------   ---------   --------

  2005        04/20/2005    65,000     $42.09       0          0        65,000
---------   -------------   -------   --------   -------   ---------   --------

                                   APPENDIX 2
                                   ----------

                                Restricted Stock
                                ----------------


------------------  -------------------  -----------------  ------------------
    Issue Date       Restricted Shares    Retained Shares    Forfeited Shares
------------------  -------------------  -----------------  ------------------
     10/29/02             25,000              25,000                 0
------------------  -------------------  -----------------  ------------------
     02/10/04             26,250               6,750              19,500
------------------  -------------------  -----------------  ------------------
     01/26/05             12,000              12,000                 0
------------------  -------------------  -----------------  ------------------